Exhibit 99.1

CONFIDENTIAL

MORGAN STANLEY SENIOR FUNDING, INC.

1585 BROADWAY, FLOOR 04

NEW YORK, NEW YORK 10036

May 15, 2011

YRC Worldwide Inc. 10990 Roe Avenue Overland Park, Kansas 66211 Attn: Bill Trubeck, Chief Financial Officer John Lamar, Chief Restructuring Officer	Rothschild, Inc. 1251 Avenue of the Americas New York, New York 10020 Attn: Stephen Antinelli Marcelo Messer Vinod Chandiramani

Re:	Commitment to arrange an up to $400,000,000 Senior Secured Financing

Ladies and Gentlemen:

Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) has been engaged under the terms of that certain Engagement Letter, dated as of April 26, 2011 (the “Engagement Letter”), by YRC Worldwide Inc. (“YRCW” or the “Company”) to arrange for YRC Inc., USF Holland Inc. and USF Reddaway Inc. (individually, and jointly and severally, the “Borrower” and together with the Company, “you”) an up to $400,000,000 asset-based revolving credit facility (the “Revolving Loan Facility”), as described in Exhibit A (the “Term Sheet”), in order to help the Company effectuate the transactions set forth on Schedule 1 to the Term Sheet (the “Transactions”). All capitalized terms not defined in this letter shall have the meanings assigned to them in the Term Sheet (the Term Sheet, together with this letter, this “Commitment Letter”).

Morgan Stanley hereby commits $50,000,000 of the principal amount of the Revolving Loan Facility (the “Commitment”) subject to and on the terms and conditions set forth herein and in the Term Sheet.

You hereby appoint Morgan Stanley to act, and Morgan Stanley hereby agrees to act, as lead arranger to arrange on a best efforts basis the remaining amounts of the Revolving Loan Facility subject to the terms and conditions set forth herein and in the Term Sheet, with Morgan Stanley to have the top left placement and to act as exclusive physical bookrunner (in such capacity, the “Lead Arranger,” “we” or “us”), on the cover page in any and all marketing materials or other documentation used in connection with the Revolving Loan Facility and holding the roles and responsibilities conventionally understood to be associated with such name placement. The Commitment is subject to the following (but only the following) conditions: (i) the conditions set forth in the Term Sheet and on Schedule 3 thereto; (ii) the completeness and accuracy in all

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material respects, when taken as a whole and as supplemented and updated, of the Information (other than (A) projections, estimates, budgets and other forward-looking information, which projections, estimates, budgets and other forward looking information shall be prepared in good faith and based upon assumptions believed by the Company to be reasonable at the time of preparation and (B) general economic and industry information); (iii) mutual agreement on the form and content of the documentation relating to the Transactions on the terms set forth in the Term Sheet (provided that any term, to the extent not already addressed in the Term Sheet or this Commitment Letter, will be customary for credit facilities of this type, size and purpose and acceptable to you); (iv) you receiving commitments from the Lenders other than Morgan Stanley in an aggregate amount of not less than $250,000,000, unless otherwise agreed in writing by Morgan Stanley and you; (v) until the earlier of (A) a Successful Syndication (as defined below) and (B) the Closing Date, there shall be no competing issues of debt securities or commercial bank or other debt facilities, mezzanine financing, securitizations (other than ordinary course indebtedness and the financings contemplated hereby and on Schedule 1 hereto) by YRCW or any of its subsidiaries being offered, placed or arranged by a financial institution retained by YRCW or any of its subsidiaries (other than the Revolving Loan Facility), which would have a materially adverse impact on a Successful Syndication of the Revolving Loan Facility, including renewals or refinancing of any existing debt without the prior written consent of Morgan Stanley; and (vi) you shall have used commercially reasonable efforts to obtain public corporate credit and family ratings of the Borrower after giving effect to the Transactions and public credit ratings for the Facility, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), if deemed applicable by Morgan Stanley, provided that Morgan Stanley may request that the Borrower use commercially reasonable efforts to obtain Ratings up to 60 days after the Closing Date. You confirm that, subject to the confidentiality provisions below and, prior to the date hereof, pursuant to the terms of the Engagement Letter, the Lead Arranger has commenced confidential discussions with potential lenders regarding their participation in the Revolving Loan Facility. “Successful Syndication” shall be deemed to be achieved if you obtain at least $400 million in the aggregate of commitments, including the Commitment, in respect of the Revolving Loan Facility.

Morgan Stanley intends to commence syndication efforts promptly after the execution of this Commitment Letter by you and, until the earlier of (i) the Closing Date and (ii) achieving a Successful Syndication you agree to actively assist Morgan Stanley in achieving syndication in respect of the Revolving Loan Facility that is reasonably satisfactory to Morgan Stanley. Such syndication will be accomplished by a variety of means, including, until the earlier of (i) the Closing Date and (ii) achieving a Successful Syndication, your using commercially reasonable efforts to cause direct contact during the syndication for the Revolving Loan Facility between senior management and advisors of the Company, on the one hand, and the proposed syndicate members for the Revolving Loan Facility, on the other hand (such members in respect of the Revolving Loan Facility being referred to as “Lenders”) at mutually agreed upon times. Morgan Stanley shall, in consultation with you, exclusively manage all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender (except that the selection of the collateral agent by Morgan Stanley shall be acceptable to you, which acceptance shall not be unreasonably

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withheld, conditioned or delayed), any compensation provided to each potential lender from the Upfront Fees (as defined in the Fee Letter) pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Revolving Loan Facility among the Lenders.

To assist Morgan Stanley in its syndication efforts, you hereby covenant and agree:

(a) to provide Morgan Stanley with all customary and reasonably available information (other than the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) with respect to you and your subsidiaries and the Transactions reasonably requested by Morgan Stanley, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda, evaluations and marketing materials, prepared by, on behalf or at the direction of you or your subsidiaries and customarily used in connection with syndication of asset based loan facilities;

(b) to assist in the preparation of a confidential information memoranda to be delivered no later than May 10, 2011, in form and substance customary for transactions of this type and otherwise reasonably satisfactory to Morgan Stanley, to be used in connection with the syndication of the Revolving Loan Facility;

(c) to assist in the preparation of other customary marketing materials to the extent reasonably necessary for syndication within a reasonable period of time after request therefor by Morgan Stanley;

(d) to use your commercially reasonable efforts to ensure that the syndication efforts of Morgan Stanley benefit from your existing lending and banking relationships; and

(e) to otherwise assist Morgan Stanley in its syndication efforts, including by making available your officers, and use your commercially reasonable efforts to make available your representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings (which may, at times, be via teleconference) of Lenders at times and locations to be mutually agreed as may be reasonably requested by Morgan Stanley.

You represent and warrant that (a) all written information about YRCW and its subsidiaries (other than the Projections referred to below and information of a general economic and industry nature) (the “Information”) that has been or will hereafter be made available by or on behalf of you or by any of your agents or representatives in connection with the Transactions to the Lead Arranger or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with arranging and syndicating the Revolving Loan Facility is and will be when furnished and taken as a whole (as supplemented and updated), correct in all material respects and does not and will not contain, when furnished and taken as a whole (as supplemented and updated), any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were or are made and (b) all projections, estimates, budgets and all other forward-looking information relating to you and the Transactions

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(the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Lead Arranger or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time they were furnished (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized and that actual results may differ and such differences may be material). You agree that, if at any time prior to the Closing Date and, if requested by us, any of the representations or warranties in the preceding sentence would be incorrect in any material respects, when taken as a whole, if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct, when taken as a whole, in all material respects at such time. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Revolving Loan Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf without independent verification thereof.

You agree that Morgan Stanley may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar secure electronic system (the “Platform”). You further agree to assist, at the reasonable request of Morgan Stanley, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Revolving Loan Facility, that consists exclusively of information or documentation that is either (i) of a type that is publicly available as a result of any Borrower being a public reporting company, or (ii) does not contain material non-public information with respect to the Borrower or its subsidiaries or any of their securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by Morgan Stanley to any Lender or potential Lender in connection with the syndication of the Revolving Loan Facility will be Private Lender Information unless otherwise identified by you as containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to the Revolving Loan Facility; (ii) administrative materials prepared by Morgan Stanley for potential Lenders (e.g., a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Revolving Loan Facility.

This Commitment Letter shall be treated as confidential and is being provided to you solely in connection with the Transaction and shall not, without Morgan Stanley’s prior written consent, be disclosed by you to any person other than (i) your employees, officers, directors, accountants, lawyers, financial advisors and other advisers and then only on a confidential basis and in connection with the Transactions, (ii) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review, (iii) in

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connection with any prospectus or offering memoranda, (iv) the Term Sheet (or the existence and contents thereof) but not the Commitment Letter or Fee Letter to any ratings agencies in connection with the Transactions, or (v) on a confidential and need-to-know basis to financial advisors and counsel of the Steering Group (as defined in the documentation evidencing the Existing Credit Agreement (the “Existing Credit Documentation”), the IBT (as defined in the Existing Credit Documentation), the Teamsters National Freight Industry Negotiating Committee and the Pension Fund Entities (as defined in the Existing Credit Documentation).

The Lead Arranger shall use all information received by it solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Lead Arranger from disclosing any such information (a) to rating agencies, upon prior notice by the Lead Arranger to you, (b) to any Lenders or prospective Lenders, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case the Lead Arranger shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Lead Arranger or its affiliates (in which case the Lead Arranger shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Lead Arranger (collectively, “Representatives”) who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential and agree to comply with the provisions of this paragraph and the Confidentiality Agreement dated February 1, 2011 between Morgan Stanley & Co. Incorporated and YRC Worldwide Inc. (the “Confidentiality Agreement”), in each case, on a need to know basis, to any of their respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential in accordance with the terms set forth in this paragraph and any other confidentiality obligations owed to YRCW and/or its subsidiaries or as is otherwise reasonably acceptable to you and Morgan Stanley, and the Lead Arranger shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information already is or becomes publicly available other than by reason of disclosure by the Lead Arranger, its affiliates or Representatives in breach of this paragraph of this Commitment Letter or any other confidentiality obligations owed to YRCW and/or its subsidiaries and (h) for purposes of establishing a “due diligence” defense under the Securities Act of 1933, as amended (the “Securities Act”); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and Morgan Stanley, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of Morgan Stanley or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

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You agree to transfer $250,000 to Morgan Stanley on or prior to the date of the execution of this Commitment Letter (the “Expense Deposit”). The Expense Deposit shall be charged against reasonable and documented out-of-pocket costs and expenses (including travel costs and expenses) incurred by the Lead Arranger in connection with the reasonable legal (limited to one primary outside counsel for Morgan Stanley and all other Lenders), business, audits and appraisals, environmental and other due diligence and documentation relating to the transactions contemplated by this Commitment Letter (collectively, “Costs”) to be reimbursed in accordance with this Commitment Letter (whether incurred before or after the date hereof, and whether the Revolving Loan Facility actually closes) and in connection with the Revolving Loan Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Revolving Loan Facility Documentation and any security arrangements in connection therewith. If, after taking into account Costs incurred to date, the remaining Expense Deposit is equal to or less than $50,000 at any time prior to the Closing Date of the Revolving Loan Facility, at Morgan Stanley’s request, you shall deposit additional funds to replenish such Expense Deposit to the amount of $150,000. Any unused portion of the Expense Deposit shall be refunded within 5 business days after the earlier of (i) Morgan Stanley ceasing to conduct due diligence upon it own decision, (ii) Morgan Stanley determining it is no longer willing to provide a commitment of at least $50,000,000 with respect to the Revolving Loan Facility, or (iii) Morgan Stanley ceasing to conduct due diligence upon the decision of the Company, provided however, under all circumstances you shall pay all actual Costs incurred through the date thereof by or on behalf of the Lead Arranger. Subject to the foregoing, you further agree to pay all reasonable and documented out-of-pocket costs and expenses of the Lead Arranger and the Administrative Agent and their respective affiliates (limited to not more than one counsel with respect to the Revolving Loan Facility plus, if necessary, one special regulatory counsel reasonably approved by you and one local counsel per material jurisdiction reasonably approved by you plus, in the case of a conflict of interest, one additional counsel per affected party) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances. The terms of the Fee Letter are an integral part of the Lead Arranger’s commitments hereunder and constitute part of this Commitment Letter for all purposes hereof. You agree that no compensation (other than as expressly contemplated by this Commitment Letter, the Fee Letter and the Engagement Letter) will be paid in connection with the Revolving Loan Facility unless you and we shall so agree.

You hereby agree to indemnify and hold harmless the Lead Arranger, the Administrative Agent, the Syndication Agent, the Collateral Agent (the Administrative Agent, the Syndication Agent and the Collateral Agent collectively referred to herein as the “Agents”) and the Lenders and their respective affiliates and each director, officer, employee, advisor, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever which may be incurred by or asserted against or involve any other such Indemnified Person or its directors’, officers’, employees, advisors’, representatives’ or agents’, as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Revolving Loan Facility, the Transactions or any transaction contemplated hereby or related hereto and, promptly after written demand, to pay

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and reimburse each Indemnified Person for any reasonable and documented out-of-pocket legal expenses (limited to not more than one legal counsel for the group and, solely in the case of an actual or potential conflict of interest, one additional legal counsel in each applicable jurisdiction to the affected Indemnified Persons, taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Indemnified Person is a party to any action or proceeding out of which any such expenses arise and whether or not such action or proceeding is brought by you, any Guarantor or any other party); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent determined (in the case of clause (x)) by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of the respective Indemnified Person, its affiliates or any of their respective officer’s, directors, employees, advisors, agents, representatives and controlling persons or (y) any dispute solely among Indemnified Persons other than claims against the Lead Arranger in its capacity as such or in fulfilling its role as an Administrative Agent or in its capacity or in fulfilling its role of Lead Arranger or, in each case, any other similar role under the Revolving Loan Facility and other than any claims arising out of any act or omission on the part of you or your subsidiaries. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent of direct (as opposed to special, indirect, exemplary, incidental, consequential or punitive (including, without limitation, any loss of profits, business or anticipated savings)) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s or its directors’, officers’, employees’, advisors’, representatives’ or agents’ gross negligence, bad faith or willful misconduct; provided, however, except as specifically set forth herein, this sentence shall not relieve you from your indemnification and expense reimbursement obligations required under this Commitment Letter and the Fee Letter. The indemnity obligations of the Borrower under this section shall be in addition to any liability which the Borrower may otherwise have and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Borrower, the Lead Arranger, the Agents, any such affiliate and any such person. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons). Neither of the parties hereto nor any other Indemnified Person, nor the Borrower, shall be responsible or liable to each other or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter or the Fee Letter (as defined below) in the absence of gross negligence, bad faith or willful misconduct on the part of such person or entity (to the extent finally determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

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You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

You acknowledge that the Lead Arranger and its affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Borrower and other companies that may be the subject of the Transactions. In addition, the Lead Arranger and its affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of the Borrower and other companies that may be the subject of the Transactions. The Lead Arranger and its affiliates may have economic interests that are different from or conflict with those of the Borrower regarding the Transactions. You acknowledge that the Lead Arranger does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against the Lead Arranger for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Lead Arranger will not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’-length commercial transactions and that we are acting as principal and in our own best interests. The Borrower is relying on its own experts and advisors to determine whether the Transactions are in the Borrower’s best interests. You agree that we will act under this Commitment Letter and the Fee Letter as independent contractors and that nothing in this Commitment Letter, the Fee Letter, the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between the Lead Arranger, on the one hand, and the Borrower, its equity holders or its affiliates, on the other hand. In addition, we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Borrower and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers. Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that the Lead Arranger and its affiliates do not provide tax, accounting or legal advice.

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Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto to the extent permitted by applicable law. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York. The indemnity and confidentiality provisions above and the provisions of this paragraph shall survive any termination of this Commitment Letter; provided, however, at closing of the Transactions the indemnity provisions shall be superseded in their entirety by the definitive documentation evidencing the Revolving Loan Facility. Subject to the preceding sentence, you may terminate this Commitment Letter, upon providing written notice of the same to Morgan Stanley; provided that the terms of this Commitment Letter relating to (i) costs, expenses and fees, (ii) indemnification, (iii) confidentiality, (iv) governing law and (v) the terms of Paragraph 2 of the Fee Letter, shall each survive any termination of this Commitment Letter. The parties hereto hereby submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby, and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies you and your subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of Morgan Stanley and each other Lender.

This Commitment Letter, the Fee Letter and the Confidentiality Agreement constitute the entire agreement and understanding between you and your subsidiaries and affiliates and Morgan Stanley with respect to the Revolving Loan Facility and supersede all prior written or oral agreements and understandings relating to the specific matters hereof and thereof. Without limiting the generality of the foregoing, the Engagement Letter shall be superseded and replaced in its entirety by this Commitment Letter.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person other than the parties hereto (and any Indemnified Person); provided, however, your subsidiaries shall be third party beneficiaries hereof.

Please sign and return this Commitment Letter to indicate your acceptance of the terms hereof and that certain Amended and Restated Fee Letter, dated as of the date hereof, between the Lead Arranger and the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”) by returning to us executed counterparts hereof and thereof by no

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later than 5:00 pm (New York, New York time) on May 16, 2011. Thereafter, the commitments and other obligations of the Lead Arranger set forth in this Commitment Letter, respectively, shall automatically terminate unless the Lead Arranger shall in its discretion agree to an extension in writing, upon the earliest to occur of (i) the execution and delivery of Revolving Loan Facility Documentation by all of the parties thereto and the consummation of the Transactions; (ii) July 22, 2011, if the Revolving Loan Facility Documentation shall not have been executed and delivered by all such parties thereto; (iii) the date of abandonment of the Transactions; and (iv) a failure of a condition set forth on Schedule 3 to Exhibit A hereto that cannot be satisfied.

We look forward to working with you on this transaction.

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MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Ron Kubick
Name: Ron Kubick
Title: Managing Director

Agreed and accepted this 16th day of May, 2011.

YRC WORLDWIDE INC.

By:	/s/ William L. Trubeck
Name: William L. Trubeck
Title: Interim Executive Vice President & Chief Financial Officer

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EXHIBIT A

TERM SHEET

Exhibit A

YRC Inc., USF Holland Inc., and USF Reddaway Inc.

Up to $400,000,000 Senior Secured Revolving Loan Facility

Summary of Certain Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used. The following is intended to summarize the material terms and conditions of the Revolving Loan Facility (as defined below). No one shall, except as required by law, use the name of Morgan Stanley Senior Funding, Inc. or any of its affiliates, in any advertisement or disclosure made in connection with the Revolving Loan Facility without the prior written consent of Morgan Stanley, except any disclosure that is expressly permitted by the terms of the Commitment Letter.

Borrower:	YRC Inc., USF Holland Inc., and USF Reddaway Inc. (individually, and jointly and severally, the “Borrower”).

Transactions:	As described in Schedule 1 to this Term Sheet.

Joint Lead Arrangers:	Morgan Stanley Senior Funding, Inc. or its affiliates (“Morgan Stanley”) and/or other financial institutions selected by Administrative Agent and acceptable to the Borrower, which acceptance shall not be unreasonably withheld, conditioned or delayed, in their capacities as Joint Lead Arrangers (the “Arrangers”).

Joint Bookrunners:	Morgan Stanley and/or other financial institutions selected by Administrative Agent and acceptable to the Borrower, which acceptance shall not be unreasonably withheld, conditioned or delayed.

Administrative Agent and Syndication Agent:	Morgan Stanley in its capacity as administrative agent (together with its successors and permitted assigns, the “Administrative Agent”) and in its capacity as syndication agent (the “Syndication Agent”).

Collateral Agent:	Morgan Stanley and/or other financial institutions selected by Administrative Agent and acceptable to the Borrower, which acceptance shall not be unreasonably withheld, conditioned or delayed (together with its/their successors and permitted assigns, collectively, the “Collateral Agent”).

Lenders:	Morgan Stanley and/or other financial institutions selected by Morgan Stanley in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Guarantor:	YRC Worldwide Inc. (the “Parent” or the “Guarantor”) shall guaranty all obligations (including, without limitation, any exposure in respect of any Secured Hedging Arrangements as defined below) of the Borrower under the Revolving Loan Facility (the “Guaranty”).

The Borrower and the Guarantor shall be referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”.

Closing Date:	A date (the “Closing Date”) mutually agreed upon between the Borrower, the Arrangers and the Administrative Agent, but in any event not to occur until all of the conditions set forth in Schedule 3 to this Term Sheet have been satisfied or waived.

Purpose/Use of Proceeds:	Amounts available under the Revolving Loan Facility shall be used (a) to consummate the Transactions, including the payment of costs, expenses, fees and original issue discount related to the Transactions, on the Closing Date, (b) to provide working capital from time to time for the Parent and its subsidiaries, and (c) for other general corporate purposes. It is anticipated that proceeds of the Revolving Loan Facility will be used on the Closing Date to refinance the ABS Facility, and immediately thereafter on the Closing Date the Revolving Loan Facility shall be repaid by the Company by the same amount. The Borrower shall be permitted to borrow under the Revolving Loan Facility on the Closing Date (after giving effect to the Transactions to occur on the Closing Date) no more than (a) $50,000,000 (plus existing Letters of Credit in an amount to be mutually agreed upon) plus (b) other amounts, if any, as may be mutually agreed. Letters of Credit (as defined below) will be used for general corporate purposes.

Amount of Facility:	Up to $400,000,000 senior secured asset-based revolving credit facility that will be available to the Borrower in U.S. Dollars and Canadian Dollars (the “Revolving Loan Facility”), with a Canadian Dollar sublimit in an amount to be mutually determined.

Swing Line Loans:	At the Borrower’s option, a portion of the Revolving Loan Facility in an aggregate amount not exceeding $20,000,000 shall be available as swing line loans in U.S. Dollars by Morgan Stanley (in such capacity, the “Swing Line Lender”) or another Lender acceptable to the Borrower and the Administrative Agent. Except for purposes of calculating the Commitment Fee (defined below), any such swing line borrowings (each, a “Swing Line Loan”) will reduce availability under the Revolving Loan Facility on a dollar-for-dollar basis. Upon notice from the Swing Line Lender, the Lenders will be unconditionally obligated to purchase participations in any Swing Line Loan pro rata based upon their commitments under Revolving Loan Facility. Swing Line Loans will be available on a same day basis.

Availability:	(a) Revolving Loan Facility: Subject to the terms and conditions hereof, amounts available for borrowing under the Revolving Loan Facility as of any date of determination shall be limited to the lesser of (a) the maximum commitments under the Revolving Loan Facility and (b) the Borrowing Base (as defined below) as of such date, in each case less all outstanding loans under the Revolving Loan Facility (including

Swing Line Loans) and Letters of Credit (“Availability”). So long as the conditions set forth below (a) under the Section entitled “Conditions Precedent to Initial Borrowing” with respect to the initial advance and (b) under the Section entitled “Conditions to All Borrowings” and other customary conditions to be set forth in the loan documentation for the Revolving Loan Facility (the “Revolving Loan Facility Documentation”) with respect to subsequent advances are satisfied or waived, amounts available under the Revolving Loan Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the Revolver Maturity Date (as defined below) (without premium or penalty).

(b) LC Facility: At the Borrower’s option and subject to the terms and conditions hereof, $165,000,000 of the Revolving Loan Facility shall be made available for the issuance of standby and trade letters of credit (“Letters of Credit”) by Morgan Stanley or another Lender acceptable to Arrangers, and to the Borrower, which acceptance by the Borrower shall not be unreasonably withheld, conditioned or delayed (in such capacity, the “Issuing Bank”). Each Letter of Credit shall expire no later than the date which is the earlier of (i) twelve (12) months after issuance (provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall not extend beyond the date referred to in clause (ii) below)) and (ii) the 5th day prior to the Revolver Maturity Date unless letters of credit are cash collateralized upon terms and in amounts reasonably satisfactory to the Issuing Bank. If a Letter of Credit is cash collateralized upon terms and in amounts reasonably satisfactory to the Administrative Agent, it shall not count against Availability; provided that such cash collateral is held by the Collateral Agent in a separate escrow account, in the name and under the control of, the Collateral Agent, and as to which no Loan Party has access (collectively, “Collateralized Letters of Credit”); provided further that in no event shall (i) the sum of issued and outstanding Letter of Credit that have not been cash collateralized and Collateralized Letters of Credit exceed $165,000,000, and (ii) the sum of all outstanding loans under the Revolving Loan Facility (including Swing Line Loans), Letters of Credit that have not been cash collateralized and Collateralized Letters of Credit exceed the total amount of the Revolving Loan Facility. Each Letter of Credit will be denominated in U.S. Dollars. Letters of credit currently outstanding under the Borrower’s existing ABS Facility shall be included in or deemed issued under the Revolving Loan Facility in an amount to be mutually agreed upon, subject to consent from the existing issuing banks.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (with the proceeds of loans under the Revolving Loan Facility and if not so reimbursed then with its own funds) within one business day of when the Borrower receives notice of a drawing on a Letter of Credit. To the extent that the Borrower does not so reimburse the applicable Issuing Bank on such date, the Lenders under the Revolving Loan Facility shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Bank on a pro rata basis.

Borrowing Base:

Amounts available under the Revolving Loan Facility will be subject to a borrowing base, equal to the sum of the following:

Borrowing Base:

(a)     85% of the Borrower’s Eligible Accounts Receivable (as such term is to be mutually agreed, but consistent with the report of Durkin Group & Associates LLC) located in the United States (subject to a concentration sublimit of 25% for eligible accounts receivable); less

(b)     reasonable reserves, including, without limitation, a dilution reserve (if applicable), established by the Collateral Agent in its Permitted Discretion (as defined below).

The Collateral Agent shall retain the right to adjust and establish, from time to time reserves against the Borrowing Base in its Permitted Discretion (as defined below). All field exams and audits shall be conducted by examiners reasonably acceptable to the Collateral Agent. It is agreed that Durkin Group & Associates LLC is an acceptable field examiner.

The Borrowing Base shall be computed on a monthly basis on the 10th business day after the end of each calendar month pursuant to a monthly (or, if (a) Excess Availability (as defined below) is less than $75,000,000 or (b) an event of default has occurred and is continuing, as frequently as requested by the Administrative Agent and the Collateral Agent) borrowing base certificate to be delivered by the Borrower to the Administrative Agent and the Collateral Agent.

Subsequent to the Closing Date, the Collateral Agent shall have the ability to establish reserves in connection with the Borrowing Base, in its Permitted Discretion (as defined below); provided, that, notwithstanding the obligation of the Collateral Agent to provide notice of such reserves to the Borrower, for the purposes of calculating borrowing availability for any requested borrowing after such notice has been issued by the Collateral Agent, such reserves shall be deemed to be immediately in effect. “Permitted Discretion” shall mean a determination made by the Collateral Agent upon not less that three Business Days prior notice to the Borrower, in the exercise of its reasonable credit judgment from the viewpoint of an asset based lender, exercised in good faith.

If the Collateral Agent, in its Permitted Discretion, establishes or increases reserves subsequent to the Closing Date, and the implementation or increase of such reserves directly results in an overadvance, the Borrower shall have one (1) business day from the date of notice of such establishment or increase to eliminate such overadvance.

“Excess Availability” shall mean, at any time, the remainder of (a) the lesser of (i) the aggregate commitments under the Revolving Loan Facility at such time or (ii) the Borrowing Base as then in effect, less (b) the sum of (i) aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding, and (ii) all Letter of Credit outstandings (except to the extent cash collateralized) at such time.

Secured Hedging Arrangements:	The obligations for any exposure in respect of any interest rate protection, currency and other hedging obligations incurred on behalf of the Borrower or any Guarantor with any Lender (or its affiliates) in respect of the Revolving Loan Facility or if such Lender (or its affiliates) notifies the Borrower and the Administrative Agent that such interest rate protection, current or other hedging obligation of any Loan Party shall be a secured hedging obligation (collectively, the “Secured Hedging Obligations”) will be secured under the Revolving Loan Facility on a secondary basis to the obligations under the Revolving Loan Facility, and subject to documentation reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Borrower.

Uncommitted Incremental Revolving Loan Facility:	The Borrower shall have the right to increase the commitments to the Revolving Loan Facility in an aggregate amount not to exceed $100,000,000 at any time on or before the Revolver Maturity Date (as defined below) (the “Incremental Facility”), provided that (a) each commitment increase shall be in minimum increments of $25,000,000, (b) any new lenders are approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned to the extent otherwise required by the Credit Agreement), (c) no commitment of any Lender shall be increased without the consent of such Lender and (d) the proposed commitment increase, together with all previous commitment increases, shall not exceed $100,000,000. Upon the effective date of the commitment increase, the Borrower shall have certified (w) that the Borrower is in pro forma compliance with its Financial Covenants, (x) the final maturity date of any Incremental Facility shall be no earlier than the Revolver Maturity Date, (y) no default or event of default then exists or would result from the commitment increase and (z) all Conditions to all Borrowings set forth below would be satisfied or waived. The Incremental Facility shall become a part of the Revolving Loan Facility. To the extent that the all-in yield ((including interest rate and upfront fees (equated to an increase in the interest rates (based on an assumed 3-year average life to maturity) in a manner as reasonably determined by the Administrative Agent)) for the Incremental Facility is greater than or equal to 25 basis points higher than the yield of the Revolving Loan Facility, the yield ((including any minimum LIBOR rate, upfront fees and original issue discount with respect thereto (based on an assumed 3-year average life to maturity)) on the Revolving Loan Facility shall be increased in order to maintain the 25 basis point difference between the yield applicable to the Incremental Facility and the Revolving Loan Facility (such adjustment, the “Incremental Facility Yield Adjustment”).

Maturity Date:	“Revolver Maturity Date” shall mean the date that is the earlier of (a) the date occurring three (3) years after the Closing Date or (b) the date that is three (3) months prior to earliest of (i) the maturity date of the Amended Term Loan (as defined in Schedule 1 attached hereto) and the LC Facility (as defined in Schedule 1 attached hereto), or (ii) the maturity date of the Pension Note (as defined in Schedule 1 attached hereto).[1]

Conditions Precedent to Initial Borrowing	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Revolving Loan Facility will be conditioned upon satisfaction (or waiver) of the conditions precedent listed on Schedule 3 to this Term Sheet.

Conditions to All Borrowings:	The conditions to all subsequent borrowings under the Revolving Loan Facility will be conditioned upon satisfaction (or waiver) of the following conditions precedent: prior written notice of borrowing in the form of a customary notice of borrowing (except that notice by electronic mail may be used in connection with swingline draws), the accuracy of representations and warranties in all material respects, compliance with Borrowing Base prior to giving effect to such borrowing, no default or event of default shall have occurred and be continuing, and the absence of any notice given to any Loan Party by any federal, state or local governmental authority asserting any lien in connection with the underfunding of any multiemployer plan.

Interest Rates:	At the Borrower’s option, interest will be payable at a rate per annum equal to the LIBOR Rate or the Base Rate plus the applicable margins set forth on Schedule 2 hereto; provided that for the three months following the Closing Date, interest will be payable at a rate per annum equal to the LIBOR Rate or the Base Rate plus the applicable margin set forth in Tier 2 on Schedule 2.

Interest Payments:	Interest shall be payable as follows: (i) at the end of every month with respect to loans bearing interest with respect to the Base Rate (as defined below), (ii) on the last day of selected interest periods (which shall be one, two, three or six months and, if available to all Lenders, nine and twelve months) for loans bearing interest with reference to the

[1]

Note: If the 6% Convertible Note Claims (as defined in Schedule 1 attached hereto) have not been refinanced, the Collateral Agent will implement reserves in an amount of $12,000,000 per month, beginning on September 15, 2013, until such reserves equal the outstanding amount to be due upon the maturity of such 6% Convertible Note Claims. Proceeds from the Revolving Loan Facility may be used to repay the 6% Convertible Note Claims, provided that Excess Availability is at least $150,000,000 on a pro forma basis after giving effect to such repayment. In addition, if the 6% Convertible Note Claims (as defined in Schedule 1 attached hereto) have not been refinanced on or before August 15, 2013, the Collateral Agent may conduct one additional field examination (in addition to those provided for in “Negative Covenants” and “Field Exams” below), at the reasonable cost of the Borrower.

LIBOR Rate (as defined below) (and at the end of every three months, in the case of interest periods of longer than three months); and (iii) upon prepayment, in each case payable in arrears and computed on the basis of a 360 day year with respect to the LIBOR Rate and the basis of a 365 day year with respect to the Base Rate.

As used herein:

“Base Rate” means a floating rate of interest per annum equal to the greatest of (a) the rate announced by Morgan Stanley as its prime or base commercial lending rate, (b) the one-month LIBOR Rate plus 1.00% and (c) the federal funds rate published by the Federal Reserve Bank of New York plus 0.50%.

“LIBOR Rate” means the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by the Administrative Agent) as the London interbank offered rate for deposits in U.S. Dollars for a term comparable to the applicable period of three months (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities.

LIBOR borrowings will require three (3) business days’ prior notice and will be in minimum amounts to be mutually agreed upon.

Default Rate:	During the continuance of any event of default, at the election of the Administrative Agent or at the direction of the Required Lenders, default interest and letter of credit fees shall be applied at 2.00% above the rate otherwise applicable thereto.

Revolving Loan Facility Commitment Fees:	A per annum fee in the amount determined in accordance with the grid attached hereto as Schedule 2, payable on the average daily unused portion of the available amounts under the Revolving Loan Facility shall accrue from the Closing Date and shall be payable monthly in arrears on each interest payment date, on the date of any reduction of the commitments under the Revolving Loan Facility and on the Revolver Maturity Date (the “Commitment Fee”).

Letters of Credit Fees:	A fee equal to (i) the Applicable LIBOR Margin (as defined below) then in effect for the Revolving Loan Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable to the Lenders under the Revolving Loan Facility. In addition, a fronting fee equal to 0.25% will be payable to the Issuing Bank, as well as certain customary and reasonable fees of the Issuing Bank asserted thereby.

Voluntary Prepayments and Reductions in	The Borrower may repay all or part of the Revolving Loan Facility without premium or penalty; provided that such prepayments are accompanied by any accrued interest on the amount prepaid to the date

Commitments:

of prepayment and any breakage costs, if any, in connection with any voluntary prepayments of LIBOR Rate loans.

Voluntary permanent reductions of the unutilized portion of the Revolving Loan Facility commitments will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to notice requirements to be mutually agreed and breakage costs in the case of a prepayment of LIBOR Rate loans prior to the last day of the relevant interest period.

Mandatory Prepayments:

The Borrower shall make the following mandatory prepayments (subject to materiality, exceptions and reinvestment rights to be mutually agreed upon in the Revolving Loan Facility Documentation):

(a)     Borrowing Base: If at any time the sum of the outstandings under the Revolving Loan Facility (including the Letter of Credit outstandings and the Swing Line Loans thereunder) exceeds the lesser of (i) the Borrowing Base as in effect at such time and (ii) the aggregate commitments under the Revolving Loan Facility as in effect at such time, prepayments of Revolving Loans and/or Swing Line Loans (and/or the cash collateralization (at not more than 103.50% of face amount) of Letters of Credit) shall be required in an amount equal to such excess.

(b)     Other Mandatory Prepayments: The Revolving Loan Facility shall be prepaid (without any reduction to the commitment under the Revolving Loan Facility but subject to certain exceptions and reinvestment rights) in an amount equal to:

(i) 100% of the net cash proceeds from the sale or other disposition of all or any part of the ABL Collateral (as defined herein) after the Closing Date and

(ii) 100% of all casualty proceeds received by the Borrower with respect to the ABL Collateral.

There will be no prepayment penalties (except LIBOR breakage costs, if any) for mandatory prepayments.

Application of Payments:

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and without any reduction to the commitment under the Revolving Loan Facility and will be applied to outstanding loans under the Revolving Loan Facility.

All payments during an event of default shall be applied to the outstanding loans under the Revolving Loan Facility (including cash collateralizing all Letters of Credit) and accrued and unpaid interest, expenses, costs and fees thereon.

Security:	The Revolving Loan Facility and each guarantee made by a Guarantor in connection therewith will be (i) secured by valid and perfected first priority security interests in and liens upon the ABL Collateral (as defined below) and (ii) the Credit Facility Collateral consisting of trucks, other vehicles, rolling stock, terminals, depots or other storage facilities, in each case, whether leased or owned, shall be subject to a standstill period in favor of the Collateral Agent, the Administrative Agent and the other secured parties under the Revolving Loan Facility for a period of 10 days (absent any exigent circumstances arising as a result of fraud, theft, concealment destruction, waste or abscondment) with respect to the exercise of rights and remedies by the secured parties under the Amended Term Loan, the LC Facility and the New Convertible Secured Notes, and which shall be set forth in the Intercreditor Agreements (as defined below).

“ABL Collateral” means any and all of the following: (a) all Accounts (other than accounts arising under contracts for the sale of Credit Facility Collateral) and related Records; (b) all Chattel Paper; (c) all Deposit Accounts and all checks and other negotiable instruments, funds and other evidences of payment held therein (but not identifiable Proceeds of Credit Facility Collateral); (d) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a), (b) and (c) all Documents, General Intangibles, Instruments, Investment Property and Letter of Credit Rights; (e) all books and records related to the foregoing; and (f) all Proceeds, including insurance Proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding clause (f) of foregoing, “ABL Collateral” shall not include any assets referred to in clauses (a) through (j) and (l) of the definition of “Credit Facility Collateral” that are not included in clause (d) above, and shall be subject to certain exclusions to be mutually agreed. All capitalized terms used in this definition and not defined elsewhere in the Commitment Letter have the meanings assigned to them in the UCC as in effect in the State of New York.

“Credit Facility Collateral” means any and all of the following Collateral: (i) all Investment Property (including equity interests in subsidiaries); (ii) all Documents; (iii) all General Intangibles; (iv) all Intellectual Property; (v) all Equipment; (vi) all real property (including both fee and leasehold interests) and fixtures; (vii) all Instruments; (viii) all insurance; (ix) all Letter of Credit Rights; (x) all Commercial Tort Claims; (xii) all other Collateral not constituting ABL Collateral; (xii) all books and records related to the foregoing; and (xiii) all Proceeds, including insurance Proceeds, of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding the foregoing, “Credit Facility Collateral” shall not include (1) any property or assets included in clause (d) or (f) of the definition of “ABL Collateral”, (2) those assets as to which the administrative agent under the Amended Term Loan and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (3)

certain other exceptions to be mutually agreed. All capitalized terms used in this definition and not defined elsewhere in the Commitment Letter have the meanings assigned to them in the UCC as in effect in the State of New York.

Subject to the immediately succeeding sentence, all the above-described pledges, security interests and liens on the ABL Collateral shall be created on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and the Collateral Agent, and none of the Collateral shall be subject to any other pledges, security interests or liens, subject to permitted liens and other exceptions to be mutually agreed upon; provided that, at the option of the Company as set forth above, junior liens will be permitted on the ABL Collateral to secure the Amended Term Loan, and the New Convertible Secured Notes.

Intercreditor agreements will establish the rights of the holders of the first priority liens and the holders of the junior liens on the ABL Collateral and the standstill with regard to certain Credit Facility Loan Collateral which shall be in form and substance satisfactory to the Administrative Agent and the Borrower (the “Intercreditor Agreements”).

Cash Management:	The Borrower will direct all of its customers whose accounts constitute ABL Collateral to remit all payments to deposit accounts that are the subject of control agreements among the Loan Parties, the Collateral Agent, and the applicable depository bank and will be required to promptly remit any payments received by them to these accounts. In the event Excess Availability falls below $50,000,000 for four consecutive business days or upon the occurrence of any event of default to be mutually agreed upon (each event, a “Cash Dominion Trigger”), all proceeds from the controlled deposit accounts shall be swept to the Collateral Agent and applied to the obligations under the Revolving Loan Facility (without a corresponding commitment reduction) or to provide cash collateral for the Letters of Credit until such time as Excess Availability exceeds $50,000,000 for 30 consecutive days (such period, a “Cash Dominion Period”). The Collateral Agent shall be obligated to release cash control upon the termination (or waiver) of any Cash Dominion Period.

Representations and Warranties:	The Revolving Loan Facility Documentation will contain such representations and warranties applicable to the Loan Parties (with customary materiality qualifiers, exceptions and qualifications to be mutually agreed upon), including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities and/or material litigation; no material litigation; no Material Adverse Change (to be mutually defined); valid existence; compliance with law; requisite power and due authority; execution, delivery and enforceability of Revolving Loan Facility Documentation; no conflict with organizational documents, law, material debt instruments or contractual obligations; no default; no government, regulatory or third party approvals required, other than approvals in effect; ownership of material property; liens and priority of the Revolving Loan Facility; intellectual property; inapplicability of Investment Company Act; taxes; ERISA; subsidiaries and joint ventures; environmental matters; solvency; labor matters; accuracy of financial statements and other information (other than projections, estimates, budgets, forward-looking statements); margin regulations; insurance; use of proceeds; status of Revolving Loan Facility as senior debt; jurisdiction of organization; chief executive office; location of books and records; deposit accounts and other accounts; foreign assets control regulations and anti-money laundering; Patriot Act and “know your customer” matters; creation, perfection and priority of security interests; and material agreements.

Affirmative Covenants:	The Revolving Loan Facility Documentation will include such affirmative covenants by the Borrower and the Guarantor (with customary exceptions and qualifications to be mutually agreed upon), including, without limitation, delivery of certified (with carve-outs from GAAP compliance noted) monthly, quarterly and annual financial statements; monthly (or weekly as provided herein) borrowing base certificates; annual projections within 45 days after the end of the preceding fiscal year; accountants’ letters; reports; notices of defaults; litigation and other material events and other information (excluding privileged documents and communications, etc.) requested by the Lenders or the Administrative Agent; officers’ certificates; payment of taxes and other material obligations; continuation of business and maintenance of existence and material rights and privileges; OFAC; Patriot Act compliance; ERISA; compliance with laws and material contractual obligations; maintenance of material property and insurance (including self-insurance, as applicable); maintenance of books and records; the right of the Lenders to inspect property and books and records; third party audit and appraisal rights with respect to ABL Collateral (subject to frequency and cost reimbursement limitation as set forth herein); environmental matters; use of proceeds; provision of additional collateral, guarantees and mortgages; cash management systems; supplemental disclosure; intellectual property; post closing matters; and further assurances.

Negative Covenants:	The Revolving Loan Facility Documentation will include such negative covenants by the Borrower and the Guarantor (with customary exceptions and qualifications to be mutually agreed upon), including, without limitation, limitations with respect to other indebtedness (including negative pledge; guarantee obligations and speculative hedging transactions); liens; mergers; consolidations; liquidations and dissolutions; sales and other dispositions of assets (including sale and leaseback transactions); dividends; redemptions; repurchases and other payments in respect of capital stock; capital expenditures (which shall provide for a carry-forward to be mutually agreed); investments; loans and advances; voluntary prepayments and modifications of subordinated and certain other material debt instruments (including, without limitation, the Amended Term Loan, the LC Facility, the New Convertible Secured Notes and the Pension Note), provided that voluntary prepayments on such indebtedness shall be permitted to the extent that pro forma Excess Availability after giving effect to any such prepayment is at least $150,000,000 and the Collateral Agent may conduct one additional field examination (in addition to those provided for in footnote 1 above and “Field Exams” below), at the reasonable cost of the Borrower prior to any such voluntary prepayment; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; and changes in lines of business.

Financial Covenants:	A Minimum Excess Availability covenant to be maintained at all times, with levels to be set at the greater of (i) $35,000,000, and (ii) the lesser of 10.0% of (x) the Revolving Loan Facility and (y) the Borrowing Base.

Events of Default:	The Revolving Loan Facility Documentation will include the following events of default (with certain customary grace periods, materiality and thresholds to be agreed upon), including, without limitation: failure to make payments of principal when due, interest or unused commitment and letter of credit fees within three (3) days after the same becomes due, or any other amount within five (5) days after the same becomes due; material inaccuracy of representations and warranties; violations of covenants, where customary and appropriate, within thirty (30) days after occurrence of such violation; cross-default to Amended Term Loan, LC Facility, New Convertible Secured Notes, Pension Note and other material indebtedness to be mutually agreed, including, without limitation, certain foreign debt; material judgments in excess of an amount to be mutually agreed (to the extent not covered by insurance or third party indemnity); actual or asserted invalidity of any guarantee or security document; subordination provisions or security interest; bankruptcy/insolvency events (with sixty (60) days grace period for involuntary proceedings); material ERISA events; and a Change of Control (to be mutually defined).

Fees:	To be set forth in a separate Fee Letter.

Voting:	Amendments and waivers of the Revolving Loan Facility Documentation will require the approval of the Lenders holding more than 50% of the aggregate amount of loans and commitments under the Revolving Loan Facility (the “Requisite Lenders”), except that (among other exceptions to be set forth in the Revolving Loan Facility Documentation) the consent of (a) each affected Lender shall be required with respect to, among other things, (i) increases in commitments of such Lender (other than for the Incremental Revolving Loan Facility), (ii) reductions of principal, interest or fees payable to such Lender (provided, that (x) waiver of a default, event of default or default interest shall not constitute a reduction of principal or interest for this purpose and (y) waiver of any mandatory prepayment shall not constitute a reduction of principal or interest for this purpose), and (iii) extensions of final scheduled maturity or times for scheduled payment of interest or fees owing to such Lender (provided that (x) waiver of a default, event of default or default interest shall not constitute an extension for this purpose and (y) waiver of any mandatory prepayment shall not constitute an extension for this purpose)) and (b) all Lenders shall be required with respect to release of the Guarantor or all or substantially all of the Collateral.

Defaulting Lenders:	The Revolving Loan Facility Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support swing line loans or Letters of Credit, the suspension of voting rights, rights to receive certain fees, and the required assignment or termination of commitments or loans of such Lenders). The Revolving Loan Facility Documentation will also contain customary provisions relating to non-consenting Lenders, Lenders requiring payments of increased costs, withholding tax gross-up or similar amounts, and similar provisions.

Field Exams:	Field examinations will be conducted on an ongoing basis at regular intervals upon reasonable prior notice to the Borrower at the reasonable discretion of the Collateral Agent at the reasonable cost of the Borrower to ensure the adequacy of Collateral and related reporting and control systems. The Borrower shall be responsible for the cost of (i) up to two field examinations per year if Excess Availability is less than $150,000,000 at any time and (ii) one field examination per year if Excess Availability is equal to or greater than $150,000,000 during such year; provided that there shall be no limitation on the number or frequency of field examinations at the Borrower’s cost if a Cash Dominion Trigger or an event of default shall have occurred and be continuing.

Taxes, Reserve Requirements and Indemnities:

The Revolving Loan Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

The Borrower will indemnify the Lenders against all increased costs of capital resulting from reserved requirements or otherwise imposed, in each case, subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the reserve adjusted LIBOR Rate. The Facilities shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that charges an amount in excess of that being charged by the other Lenders with respect to contingencies described in the preceding sentences.

Indemnity and Expenses:	Promptly after receipt of written demand, the Borrower shall pay all of the Administrative Agent’s and the Arrangers’ reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arrangers (including the reasonable fees and out-of-pocket expenses of one primary counsel designated by the Administrative Agent (and appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction) for the Arrangers and the Administrative Agent), as well as all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the loan documentation after the Closing Date. Promptly after receipt of written demand, the Borrower shall also pay the reasonable and documented out-of-pocket expenses of the Administrative Agent, the Arrangers and the Lenders in connection with the enforcement of any of the loan documentation.

The Loan Parties will indemnify and hold harmless the Administrative Agent, each Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Person” and collectively, “Indemnified Persons”) from claims and losses relating to the Revolving Loan Facility, and from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or resulting from this financing, the extension or syndication of the Revolving Loan Facility contemplated by this Term Sheet, or in any way arise from any use or intended use of the Commitment Letter or the proceeds of the Revolving Loan Facility contemplated by this Term Sheet, and the Borrower shall agree to reimburse each Indemnified Person promptly upon written demand for any reasonable and documented out-of-pocket legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that the Borrower shall not have to (a) indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, its affiliates or any of their respective directors, officers, employees, advisors, representatives and agents, (b) indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent such actual loss, claim, damage, expense or liability arises from any action solely among Indemnified Persons other than any such actions that arise from an act or an omission of the Borrower (provided that notwithstanding the foregoing provisions of this clause (b), the Administrative Agent, acting in such capacity, shall be indemnified (subject to the limitations set forth in clause (a) above)) or (c) reimburse the reasonable legal fees and reasonable and documented out-of-pocket expenses of more than one outside counsel for all Indemnified Persons with respect to any matter for which indemnification is sought unless representation of all such Indemnified Persons would create a conflict of interest plus one additional legal counsel in each applicable jurisdiction to the affected Indemnified Person. No party hereto shall be responsible or liable to any other party hereto or any other person for consequential or punitive damages.

Assignments and Participations:

The Lenders will have the right to assign loans and commitments to their affiliates, other Lenders (and affiliates of such other Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrower (except that no such consent of the Borrower need be obtained in connection with the primary syndication (subject to the terms of the Commitment Letter) or if any event of default has occurred and is continuing) and no assignments may be made to Excluded Parties (to be defined). Minimum aggregate assignment level (which shall not be applicable to assignments to affiliates of the assigning Lenders and other Lenders and their affiliates) of $5,000,000 and increments of $1,000,000 in excess thereof shall apply. The parties to the assignment (other than the Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Governing Law and Jurisdiction:	The Revolving Loan Facility Documentation shall be governed by New York law (other than with respect to choice of law provisions).

Counsel to the Arrangers and the Administrative Agent:	Paul, Hastings, Janofsky & Walker LLP

SCHEDULE 1

to

Exhibit A

Transactions

Reference is made herein to (1) that certain Credit Agreement, dated as of August 17, 2007, by and among YRC Worldwide Inc., as borrower (“YRCW”), the other borrowers thereto, JPMorgan Chase Bank, National Association, as administrative agent (the “Existing Agent”) and the lenders party thereto (the “Existing Lenders”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), (2) that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, with certain domestic subsidiaries of YRC Worldwide Inc. and YRC Worldwide Inc. as guarantor (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABS Facility”), (3) that certain Contribution Deferral Agreement, dated as of June 17, 2009, pursuant to which, as of June 30, 2011, approximately $152,000,000 will be outstanding in principal and interest which is secured by certain owned real estate (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pension Note”), (4) that certain YRC Worldwide Inc. Summary of Principal Terms of Proposed Restructuring, dated as of February 22, 2011 (the “Restructuring Term Sheet”) and (5) a new management equity incentive plan (the “Management Incentive Plan”) which will be entered into as soon as reasonably practicable after the Closing Date to provide designated members of the Company management with New Common Stock (as defined in the Restructuring Term Sheet) and/or stock option awards, exercisable for New Common Stock.

Capitalized terms used but not defined in this Schedule 1 to Exhibit A shall have the meanings set forth in the Term Sheet to which this Schedule 1 to Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Schedule 1 to Exhibit A shall be determined by reference to the context in which it is used.

YRCW intends to undertake the transactions described below in order to implement an out-of-court restructuring.

In connection with the foregoing, it is intended that:

(1) The LC Facility (as defined below) and outstanding letters of credit will remain in place on their current terms as part of the Amended Term Loan (as defined below); provided, however, the LC Facility shall have an interest rate of 7.5% per annum payable in cash. All obligations with respect to the LC Facility will remain unaffected and all letters of credit will remain outstanding according to their current terms and the Company will be able to renew, continue or extend such letters of credit in accordance with the terms of the LC Facility. No new letters of credit may be issued under the LC Facility unless the aggregate drawable amount of all letters of credit is not increased after giving effect to the issuance of such new letter of credit.

(2) In exchange for the Existing Credit Agreement Claims2, Existing Lenders will receive:

[2]	“Existing Credit Agreement Claims”: ((a)-(d) below collectively being the “Existing Credit Agreement Claims” and (b)-(d) below being the “Non-LC Existing Credit Agreement Claims”) estimated as of June 30, 2011:

(a) “Letters of Credit Claims”: Claims with respect to approximately $483,000,000 of outstanding letters of credit (the “LCs”) issued under the revolving credit facility under the Existing Credit Agreement (the “LC Claims” and the underlying facility, the “LC Facility”).

(b) “Term Loan Claims”: Approximately $247,000,000 in principal amount of outstanding term loans issued under the Existing Credit Agreement.

(continued…)

(a) 72.5% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, (b) $140,000,000 of Restructured Convertible Secured Notes (as defined below) and (c) loans under the Amended Term Loan, which loans will be in the initial principal amount of the Non-LC Existing Credit Agreement Claims minus $305,000,000 (the “New Term Loan Amount”).

(3) $140,000,000 in aggregate principal amount of new convertible secured notes (the “Restructured Convertible Secured Notes”) will be issued under an indenture that includes the following terms among others: (a) convertible at the holder’s option on and after the second anniversary of the Closing Date into New Common Stock at a conversion price based on a pre-conversion $400,000,000 equity valuation, (b) a lien on all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the Restructured Convertible Secured Note shall also be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis, (ii) the liens securing the Revolving Loan Facility solely with respect to the ABL Collateral and (iii) other permitted liens to be mutually agreed) and equal and ratable only with the liens securing the New Money Convertible Secured Notes (as defined below), (c) maturity date of March 31, 2015, (d) an interest rate of 10% per annum, which shall be paid in kind on a semi-annual basis, (e) callable at par plus accrued interest, (f) registration rights, (g) votes as equity on an as converted basis, and (h) other market terms.

(4) The existing term loan under the Existing Credit Agreement shall be amended and restated (the “Amended Term Loan”). Initially the Amended Term Loan will be in the aggregate principal amount of the New Term Loan Amount. The Amended Term Loan will include the LC Facility. The Amended Term Loan will contain the following terms, among others: (a) a first priority lien on all collateral currently securing the Existing Credit Agreement (except that the liens securing the Amended Term Loan shall be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis, (ii) the liens securing the Revolving Loan Facility solely with respect to the ABL Collateral, and (iii) other permitted liens to be mutually agreed by the parties to the Amended Term Loan and pari passu with no other liens except the liens securing the LC Facility if the LC Facility is a stand-alone facility), (b) an interest rate of 10.0% per annum payable in cash on a monthly basis, (c) maturity date of March 31, 2015, (d) 75% of asset sale net cash proceeds received by the Loan Parties (as defined in the Existing Credit Agreement) shall be used to pay down the Amended Term Loan and collateralize the LCs on a pro rata basis (subject to certain exceptions to be mutually agreed) and (e) other terms similar to term loans issued under the Existing Credit Agreement. Pursuant to the amendment and restatement of the Existing Credit Agreement, the revolving credit facility under the Existing Credit Agreement shall be terminated as of the Closing Date.

(5) The Company will issue $100,000,000 in aggregate principal amount of new convertible secured notes (the “New Money Convertible Secured Notes” and together with the Restructured Convertible Secured Notes, the “New Convertible Secured Notes”) under an indenture that includes the following terms among others: (a) convertible at the holder’s option at any time into New Common Stock at a conversion price based on $118,000,000 equity valuation, (b) a lien on all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended

(…continued)

(c) “Revolving Credit Claims”: Approximately $134,000,000 in principal amount of outstanding loans issued under the revolving credit facility under the Existing Credit Agreement.

(d) “Deferred Interest and Fees Claims”: Approximately $166,000,000 of deferred interest and fees due and outstanding under the Existing Credit Agreement, including with respect to the LC Facility.

[3]	The New Common Stock will be allocated among the holders of the Existing Credit Agreement Claims on a pro rata basis.
[4]	The Restructured Convertible Secured Notes shall be allocated among the holders of Non-LC Existing Credit Agreement Claims on a pro rata basis.

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Term Loan/LC Facility (except that the liens securing the New Money Convertible Notes shall also be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) the liens securing the Revolving Loan Facility solely with respect to the ABL Collateral and (iii) other permitted liens to be mutually agreed by the parties to the New Money Convertible Secured Notes and the New Convertible Secured Notes) and equal and ratable only with the liens securing the Restructured Convertible Secured Notes, (c) maturity date of March 31, 2015, (d) an interest rate of 10% per annum, (e) registration rights, (f) non-callable through maturity, (g) votes as equity on an as converted basis and (h) other market terms. All holders of Credit Agreement Claims will have the opportunity to purchase the New Money Convertible Secured Notes on a pro rata basis.

(6) The ABS Facility will be satisfied in full in cash with the proceeds of the Revolving Loan Facility; provided that substantially contemporaneously therewith, the Borrower shall repay the Revolving Loan Facility in an amount equal to $100,000,000 with proceeds of the New Money Convertible Secured Notes.

(7) The Convertible Notes Claims5 will remain outstanding.

(8) The Pension Note will be amended to (a) extend the maturity until March 31, 2015, (b) defer any accrued interest and fees as of the Closing Date until maturity, (c) provide for contract rate cash interest6 beginning on the Closing Date and (d) eliminate any mandatory amortization payments (other than in connection with permitted sales of the collateral securing the Pension Note). The Pension Note will retain a lien on the assets that constitute its current collateral.

(9) The holders of Old Equity will receive 2.5% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes.

(10) The employees of the Company that are members of the IBT (as defined in the Restructuring Term Sheet) will collectively receive 25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes (the “Employee Distribution”).

(11) The Company will use commercially reasonable efforts to list the New Common Stock on at least one of the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System. Registration Rights will be available to holders of 10% or more of the New Common Stock.

(12) Costs, fees and expenses incurred in connection with the foregoing transactions (including debt prepayment premiums, if any) will be paid (collectively, the “Transaction Costs”).

[5]	“Convertible Notes Claims” means, collectively, the 6.0% Convertible Notes Claims (as defined in the Restructuring Term Sheet), the 3.375% Convertible Notes Claims (as defined in the Restructuring Term Sheet) and the 5.0% Convertible Notes Claims (as defined in the Restructuring Term Sheet).
[6]	The interest will be consistent with applicable fund documentation in effect on February 28, 2011.

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The transactions described above are collectively referred to herein as the “Transactions”.

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SCHEDULE 2

to

Exhibit A

Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin	Applicable Base Rate Margin	Commitment Fees

1	Greater than or equal to $225,000,000	3.00%	2.00%	0.625%

2	Greater than or equal to $150,000,000 but less than $225,000,000	3.25%	2.25%	0.500%

3	Greater than or equal to $75,000,000 but less than $150,000,000	3.50%	2.50%	0.375%

4	Less than $75,000,000	3.75%	2.75%	0.375%

SCHEDULE 3

to

Exhibit A

Conditions Precedent

The availability of the Revolving Loan Facility, in addition to the conditions set forth in the Commitment Letter and the other sections of the Term Sheet, shall be subject to the satisfaction or waiver by the Joint Lead Arrangers of the following additional conditions set forth below.

1.	Documentation for the Revolving Loan Facility. The negotiation, execution and delivery of definitive loan documentation for the Revolving Loan Facility Documentation, in form and substance reasonably satisfactory to Joint Lead Arrangers and the Borrower consistent with the terms of the Commitment Letter and the Term Sheet, including, without limitation, credit agreements, security agreements, pledge agreements, guaranties, officer’s certificates, borrowing base certificates, loan certificates, articles of incorporation, good standing certificates and certified copies of other organizational documents (including bylaws, authorizing resolutions of the board of directors and incumbency certificates for the Borrower and all Guarantors), solvency certificates, customary legal opinions, (including all information and documentation required under applicable “know-your customer” and anti-money laundering regulations, including without limitation, the Patriot Act at least 2 Business Days prior to the Closing Date to the extent requested at least 4 Business Days prior to the Closing Date), shall have been delivered and reviewed to the reasonable satisfaction of the Joint Lead Arrangers. Notwithstanding the foregoing and anything to the contrary contained in the Commitment Letter and Term Sheet, with respect to the Revolving Loan Facility, all documents and instruments required to perfect the Administrative Agent’s or Collateral Agent’s security interests in the Collateral shall have been authorized, executed and delivered and, if applicable, be in proper form for filing.

2.	Material Adverse Effect. There shall not have been a material adverse change, individually or in the aggregate, in, or affecting, (a) since December 31, 2010, the business, financial condition, operations, performance or properties of YRCW and its subsidiaries, taken as a whole, after giving effect to the Transactions, (b) the ability of YRCW and its subsidiaries to perform their obligations under the Revolving Loan Facility Documentation when due and (c) the validity or enforceability of any of the Revolving Loan Facility Documentation or the rights and remedies of the Administrative Agent and the Lenders under any of the Revolving Loan Facility Documentation (each, a “Material Adverse Effect”); provided, however, that nothing as disclosed by the Company in any public filing prior to May 15, 2011, based solely on the facts as disclosed therein (without giving effect to any developments not disclosed therein), shall in and of itself be deemed to constitute a Material Adverse Effect.

3.	Diligence. A take-down collateral audit with results reasonably satisfactory to the Joint Lead Arrangers shall be completed prior to the Closing Date

4.	Fee Letter and Fees. YRCW shall have paid the Fees and reasonable expenses required to be paid on or prior to the Closing Date under the Fee Letter and otherwise complied with the covenants, obligations and agreements under the Fee Letter.

5.

Transactions. Each of the Transactions set forth on Exhibit A shall have been consummated or will be consummated substantially concurrently with the closing of the Revolving Loan Facility on terms, conditions and documentation reasonably acceptable to the Joint Lead Arrangers (including, without limitation, receipt by the Company of at least $100,000,000 of proceeds in cash from the issuance of the New Money Convertible Secured Notes). The Joint Lead Arrangers shall have received duly executed payoff letters, executed by each lender holding indebtedness not permitted hereby or permitted under the

Revolving Loan Facility Documentation, together with all releases, terminations or other documents reasonably required by the Joint Lead Arrangers to evidence the payoff of such indebtedness.

6.	Insurance. The Collateral Agent and Administrative Agent shall have received a certificate of insurance issued on behalf of insurers of the Borrower and all Guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and all Guarantors, naming the Collateral Agent as additional insured and loss payee, as appropriate, and non-renewal/cancellation/amendment riders to provide 30 days advance notice to the Collateral Agent.

7.	Lien Searches etc. The Joint Lead Arrangers shall have received the results of recent lien, tax and judgment searches in each relevant jurisdiction with respect to the Loan Parties and such searches shall reveal no liens on any of the assets of the Loan Parties, other than liens permitted hereby and other liens acceptable to the Joint Lead Arrangers.

8.	Multiemployer Plans. The Loan Parties shall not have received any notice from any federal, state or local governmental authority asserting any lien in connection with the underfunding of any multiemployer plan.

9.	Financial Information. The Joint Lead Arrangers shall have received and be satisfied with (a) the audited financial statements of YRCW and its subsidiaries for the fiscal period(s) ending December 31, 2010 (it being acknowledged by the Joint Lead Arrangers that they have received and are satisfied with such audited financial statements), (b) interim unaudited quarterly financial statements of YRCW and its subsidiaries for each subsequent fiscal quarter ended forty-five (45) days prior to the Closing Date (it being acknowledged by the Joint Lead Arrangers that they have received and are satisfied with such unaudited quarterly financial statements for the fiscal quarter ending March 31, 2011), (c) interim unaudited consolidated monthly financial statements of YRCW and its subsidiaries for each month ended after the most recent fiscal quarter for which financial statements were received by the Joint Lead Arrangers pursuant to clause (b) and forty-five (45) days prior to the Closing Date, (d) a pro forma income statement and consolidated balance sheet of YRCW and its subsidiaries as of the Closing Date after giving effect to the Revolving Loan Facility and the other transactions contemplated thereby of the type required by Regulation S-X and including any adjustments to be mutually agreed, and (e) a business plan for each of YRCW and its subsidiaries prepared by management which shall include (i) a financial forecast and (ii) a projection of Excess Availability on a monthly basis for the first twelve (12) months after the Closing Date and on a quarterly basis thereafter through the applicable Maturity Date (it being acknowledged by the Joint Lead Arrangers that they have received and are satisfied with such business plan in form and substance consistent with the model business plan provided on April 18, 2011).

10.

Solvency. The Joint Lead Arrangers shall be reasonably satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by YRCW and its subsidiaries, or requested by either Arranger, including a certificate (which shall be reasonably satisfactory to the Joint Lead Arrangers) from the chief financial officer or other executive officer of YRCW certifying that YRCW and its subsidiaries, on a consolidated basis, on the Closing Date, after giving effect to the Revolving Loan Facility and the incurrence of indebtedness thereunder, (a) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities come due, (b) are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which their property would constitute an unreasonably small capital, (c) have not incurred the obligations under the Revolving Loan Facility, and have not granted the liens in favor of the Collateral Agent pursuant to the Revolving Loan Facility Documentation, with the actual intent to hinder, delay, or defraud any other person to whom they are or became indebted to, (d) received a reasonably equivalent value in exchange for the incurrence of the obligations under the Revolving Loan Facility and the grant of the liens in favor of the Collateral Agent pursuant to the Revolving Loan Facility Documentation, and (e) are not, and will

S3-2

not, through the Maturity Date, become insolvent as a result of the incurrence of the obligations under the Revolving Loan Facility and the grant of the liens in favor of the Collateral Agent pursuant to the Revolving Loan Facility Documentation.

11.	Minimum Consolidated EBITDA. The Consolidated EBITDA (as such term is defined in Annex I hereto) of YRCW and its subsidiaries for the twelve month period ending as of May 31, 2011 shall be at least $125,000,000. If the Closing Date shall occur after the 10th business day of July 2011, Consolidated EBITDA of YRCW and its subsidiaries for the twelve month period ending (i) as of May 31, 2011 and (ii) as of June 30, 2011, utilizing preliminary results for June 2011, shall also be at least $125,000,000.

12.	Closing Date Availability. On the Closing Date (after giving effect to the Transactions to occur on the Closing Date) no more than (a) $50,000,000 (plus existing Letters of Credit in an amount to be agreed upon), plus (b) other amounts, if any, as may be mutually agreed, shall be drawn under the Revolving Loan Facility. The Administrative Agent shall have received (a) a Borrowing Base certificate for the most recently ended month prior to the Closing Date, certified by the chief financial officer (or other authorized financial officer reasonably acceptable to the Administrative Agent) of YRCW, which demonstrates that (i) Excess Availability under the Revolving Loan Facility, after giving effect to the loans to be made and any Letters of Credit to be issued under the Revolving Loan Facility on the Closing Date and all other Transactions to occur on the Closing Date, and without any material deterioration in accounts payable on a vendor basis based on customary historical levels of vendor days payable outstanding, is at least $200,000,000, (b) Projections demonstrating that Excess Availability under the Revolving Loan Facility during the twelve (12) month period following the Closing Date will not at any time be less than $130,000,000 and (c) a duly executed notice of initial borrowing and funds disbursement instructions.

S3-3

ANNEX I

to

Exhibit A

Consolidated EBITDA

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to Parent’s equity method investments), (d) amortization (including that applied to the Parent’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by Parent and its Subsidiaries (to be mutually defined) during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement, minus, to the extent included in Consolidated Net Income, (j) interest income, (k) income tax credits and refunds (to the extent not netted from tax expense), (l) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (m) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness and (n) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Parent and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period the Parent or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Parent or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the Administrative Agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests (to be mutually defined) of a Person (to be mutually defined), and (b) involves the payment of consideration by the Parent and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other Equity Interests of a Person and (ii) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $10,000,000. It is agreed that the Consolidated EBITDA of YRCW and its subsidiaries for the twelve month period ending March 31, 2011 shall be deemed $119,544,000.

“Consolidated Interest Expense” means, for any period, the sum of the total consolidated interest expense of the Parent and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (a) that portion of Capitalized Lease Obligations (to be mutually defined) of the Parent and its Subsidiaries representing the interest factor for such period, (b) the interest component of any lease payment under Attributable Debt (to be mutually defined) transactions paid by the Parent and its Subsidiaries for such period and (c) all commissions, discounts and other fees and charges owed by the Parent or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances, bank guaranties, letters of guaranty and similar obligations.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated in accordance with GAAP (to be mutually defined) on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Parent or is accounted for by the Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Parent or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Parent (other than the Parent) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) the net income (or loss) of any other Person acquired by the Parent or a Subsidiary of the Parent in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Project Delta Purchase Agreement” means that certain Equity Interest Purchase Agreement, dated as of June 25, 2010, by and among the Parent, certain of its Subsidiaries and CEG Holdings, Inc. as in effect on July 28, 2010 and without giving effect to any subsequent modifications thereto that would be materially adverse to the Lenders (it being understood and agreed that any reduction of the purchase price thereunder (whether individually or in the aggregate) in excess of $1,000,000 shall be deemed to be materially adverse to the Lenders).